Exhibit 18

March 23, 2006

Ms. V. Ann Hailey

Executive Vice President and Chief Financial Officer

Limited Brands, Inc.

Note 2 to the Consolidated Financial Statements of Limited Brands, Inc. (the “Company”) included in its Form 10-K for the year ended January 28, 2006, describes a change in the method of accounting for inventories. Prior to the change, the Company’s inventories were valued at the lower of cost, as determined by the retail inventory method, or market. Under the Company’s new accounting method, inventories will be valued at the lower of cost, as determined by the weighted-average cost method, or market. There are no authoritative criteria for determining a “preferable” inventory accounting method based on the particular circumstances; however, we conclude that the change to the lower of cost, as determined by the weighted-average cost method, or market for valuing inventories is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances.

Very truly yours,

/s/ Ernst & Young LLP